                                                     Exhibit 12 -- Page 1 of 2

                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (Millions of dollars, except ratios)

                                                Years ended December 31,
                                          -----------------------------------
                                                       Pro Forma
                                                    As Adjusted For
                                                     BTR Packaging
                                                      Acquisition
                                            1998         1998            1997
                                          ------    ---------------    ------
Earnings before income taxes, minority
  share owners' interests, and
  extraordinary items  . . . . . . . .    $209.0        $256.2         $452.3
Less:  Equity earnings . . . . . . . .     (16.0)        (16.0)         (17.9)
Add:  Total fixed charges deducted
        from earnings. . . . . . . . .     404.8         459.6          324.1
      Proportional share of pre-tax
        earnings of 50% owned
        associates . . . . . . . . . .       7.2           7.2            2.8
      Dividends received from less
        than 50% owned associates. . .       6.6           6.6            4.8
                                          ------        ------         ------
          Earnings available for
          payment of fixed charges . .    $611.6        $713.6         $766.1
                                          ======        ======         ======
Fixed charges (including the Company's
  proportional share of 50% owned
  associates):
    Interest expense . . . . . . . . .    $372.6        $422.9         $298.7
    Portion of operating lease rental
      deemed to be interest. . . . . .      24.8          25.9           21.3
    Amortization of deferred financing
      costs and debt discount expense.       7.4          10.8            4.1
                                          ------        ------         ------
          Total fixed charges
          deducted from earnings
          and total fixed charges. . .    $404.8        $459.6         $324.1

Preferred stock dividends (increased
  to assumed pre-tax amount) . . . . .      21.3          33.6            2.2
                                          ------        ------         ------
Combined fixed charges and preferred
  stock dividends. . . . . . . . . . .    $426.1        $493.2         $326.3
                                          ======        ======         ======
Ratio of earnings to fixed charges . .       1.5           1.6            2.4
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends. . . . . . . . . . . . . .       1.4           1.4            2.3

                                                     Exhibit 12 -- Page 2 of 2

                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (Millions of dollars, except ratios)

                                                    Years ended December 31,
                                                   --------------------------
                                                     1996      1995      1994
                                                   ------    ------    ------
Earnings before income taxes, minority share
  owners' interests, and extraordinary items . .   $324.1    $310.0    $171.3
Pretax earnings of majority-owned subsidiary not
  consolidated . . . . . . . . . . . . . . . . .                          8.7
Less:  Equity earnings . . . . . . . . . . . . .    (15.2)    (14.4)    (22.3)
Add:  Total fixed charges deducted from
        earnings . . . . . . . . . . . . . . . .    324.3     321.1     298.0
      Proportional share of pre-tax earnings of
        50% owned associates . . . . . . . . . .
      Dividends received from less than 50%
        owned associates . . . . . . . . . . . .      2.7       3.7       2.9
                                                   ------    ------    ------
          Earnings available for payment of
          fixed charges. . . . . . . . . . . . .   $635.9    $620.4    $458.6
                                                   ======    ======    ======
Fixed charges (including the Company's
  proportional share of 50% owned associates):
    Interest expense . . . . . . . . . . . . . .   $297.6    $294.6    $273.1
    Portion of operating lease rental deemed
      to be interest . . . . . . . . . . . . . .     21.7      21.5      19.8
    Amortization of deferred financing costs and
      debt discount expense. . . . . . . . . . .      5.0       5.0       5.1
                                                   ------    ------    ------
          Total fixed charges deducted from
          earnings and total fixed charges . . .   $324.3    $321.1    $298.0

Preferred stock dividends (increased to assumed
  pre-tax amount). . . . . . . . . . . . . . . .      2.2       2.6       3.1
                                                   ------    ------    ------
Combined fixed charges and preferred stock
  dividends. . . . . . . . . . . . . . . . . . .   $326.5    $323.7    $301.1
                                                   ======    ======    ======
Ratio of earnings to fixed charges . . . . . .        2.0       1.9       1.5
Ratio of earnings to combined fixed charges and
  preferred stock dividends. . . . . . . . .          1.9       1.9       1.5







                                      E-2